Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-72877, 333-91767, 333-30242, 333-41482, 333-59358, 333-100566, and 333-107702) and Form S-3 (Nos. 333-113674 and 333-33794) of our reports dated March 9, 2006, with respect to the consolidated financial statements of Vignette Corporation, Vignette Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Vignette Corporation, included in this Annual Report (Form 10-K) for the fiscal year ended December 31, 2005.

/s/ Ernst & Young LLP

Austin, Texas

March 9, 2006